Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

OfficeMax Incorporated, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said Corporation adopted resolutions proposing and declaring advisable that Article NINTH of the Certificate of Incorporation of said Corporation be amended to read in its entirety as follows:

NINTH:

9.1           The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors of the corporation, except that the minimum number of directors shall be fixed at no less than three and the maximum number of directors shall be fixed at no more than 15. The directors shall be elected by the stockholders at each annual meeting for a one-year term.  The term of each director will end at the 2007 annual meeting of stockholders.  Commencing with the 2007 annual meeting of stockholders, each director shall hold office for a one-year term and until such director’s successor shall have been duly elected and qualified.

9.2           Nominations for election to the board of directors of the corporation at a meeting of stockholders may be made by the board, on behalf of the board by any nominating committee appointed by the board, or by any stockholder of the corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the board, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Corporate Secretary not less than 30 nor more than 60 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 35 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address, and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (vi) the executed consent of each nominee to serve as a director of the corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

9.3           Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.  Any additional director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting and until such director’s successor shall have been elected and qualified.

9.4           Any director may be removed from office with cause or without cause by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote in the election of directors, voting together as a single class.

9.5           Notwithstanding the foregoing paragraphs 9.1, 9.2, 9.3, and 9.4, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and the then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected.

9.6           Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with the purpose and intent of this Article NINTH.

9.7           In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make and alter the bylaws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

By resolution or resolutions passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The corporation may in its bylaws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

SECOND:  That the Board of Directors of said Corporation adopted resolutions proposing and declaring advisable that Article TWELFTH of the Certificate of Incorporation of said Corporation be amended to read in its entirety as follows:

TWELFTH

12.1         In addition to any affirmative vote required by law or this Certificate of Incorporation or the bylaws, and except as otherwise expressly herein provided in this Article TWELFTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of a majority of the voting power of all the shares of Voting Stock (as hereinafter defined) held by stockholders other than an Interested Stockholder (as hereinafter defined), with which or by or on whose behalf, directly or indirectly, a Business Combination is proposed, voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

12.2         The provisions of Section 12.1 of this Article TWELFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation, the bylaws of the corporation, or any agreement with any national securities exchange, if all the conditions specified in either of the following paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the corporation’s outstanding Capital Stock (as hereinafter defined), if the condition specified in the following paragraph (a) is met:

(a)   The Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder as hereinafter defined to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined); or

(b)   All of the following conditions shall have been met:

(1)   The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subparagraphs (i) and (ii) below:

(i)   (if applicable)  The highest per-share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any shares of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (a) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (b) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii)   The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date referred to in this Article TWELFTH as the “Determination Date”), whichever is higher.

All per-share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

(2)   The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii), and (iii) below:

(i)   (if applicable)  The highest per-share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)   The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(iii)   (if applicable)  The highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

All per-share prices shall be adjusted for intervening stock splits, stock dividends, and reverse stock splits.

The provisions of this paragraph (b)(2) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

(3)   The consideration to be received by holders of a particular class or series of outstanding Capital Stock (including Common Stock) shall be cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock.  If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(4)      After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) in accordance with the terms of the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividend paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(5)      After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(6)      A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).  The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the corporation.

(7)      Such Interested Stockholder shall not have made any major change in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

12.3   For the purposes of this Article TWELFTH:

(a)   The term “Business Combination” shall mean:

(1)   Any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder or (b) any other company (whether or not such other company is an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(2)   Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities, or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate commitments of $40,000,000 or more or constituting more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of stockholders’ equity (in the case of transactions involving capital stock) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving the assets, securities, and/or commitments constituting any Substantial Part; or

(3)   The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(4)   Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of Capital Stock, or any securities convertible into Capital Stock, or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(5)   Any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) through (4).

(b)   The term “Capital Stock” shall mean all capital stock of this corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the corporation generally.

(c)   A “person” shall mean any individual, firm, corporation, partnership, trust, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Capital Stock.

(d)   “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership, or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(1)   Is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or

(2)   Is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding Voting Stock; or

(3)   Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(e)   A person shall be a “beneficial owner” of any Capital Stock:

(1)   Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2)   Which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

(3)   Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.  For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Article, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraph (c) of this Article but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

(f)   “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1985 (the term “registrant” in said Rule 12b-2 meaning, in this case, the corporation).

(g)   “Subsidiary” means any company of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, for the purposes of the definition of Interested Stockholder set forth in paragraph (d) of this section, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the corporation.

(h)   “Continuing Director” means any member of the board of directors of the corporation (the “Board”) while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board on March 1, 1985, or prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended to succeed the Continuing Director by a majority of Continuing Directors then on the Board.

(i)   “Fair Market Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of Continuing Directors then on the Board.

(j)   In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (b)(1) and (2) of Section 12.2 of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

12.4      The board of directors of the corporation shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of paragraph (b) of Section 12.2 have been met with respect to any Business Combination, and (e) whether any sale, lease, exchange, mortgage, pledge, transfer, or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities, or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder has an aggregate Fair Market Value and/or involves aggregate commitments of $40,000,000 or more or constitutes a Substantial Part.  Any such determination made in good faith shall be binding and conclusive on all parties.

12.5         Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

12.6         Consideration for shares to be paid to any stockholder pursuant to this Article TWELFTH shall be the minimum consideration payable to the stockholder and shall not limit a stockholder’s right under any provision of law or otherwise to receive greater consideration for any shares of the corporation.

12.7         The fact that any Business Combination complies with the provisions of Section 12.2 of this Article TWELFTH shall not be construed to impose any fiduciary duty, obligation, or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit, or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

12.8         Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of at least a majority of the voting power of all the shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, or adopt any provisions inconsistent with or repeal this Article TWELFTH; provided, however, if such action has been proposed, directly or indirectly, on behalf of an Interested Stockholder, it must also be approved by the affirmative vote of a majority of the voting power of all of the shares of Voting Stock held by stockholders other than such Interested Stockholder, and further provided that this proviso shall not apply to any amendment, repeal, or adoption unanimously recommended by the Board, if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of paragraph (h) of Section 12.3 of this Article TWELFTH.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Matthew R. Broad, its Executive Vice President and General Counsel, this 25th day of April, 2007.

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Name:	Matthew R. Broad
Title:	Executive Vice President &
General Counsel